Exhibit 99.1

Floridian Financial Group, Inc.

Orange Bank of Florida to Close Two Branches

And Sell One Branch to Improve Operating Efficiency

Lake Mary, FL – January 4, 2011 – Floridian Financial Group, Inc., a multi-bank holding company headquartered in Lake Mary, Florida and the parent company of Orange Bank of Florida (“Orange Bank”), announced today Orange Bank will close its Dr. Phillips and Winter Garden branch banking offices, located in Orange County, in the first quarter of 2011. The customers of each of those offices have been notified. The only change customers will experience is a new location. All their accounts will remain open and they will not have to take any action.

In addition, Orange Bank has entered into an agreement with Old Florida National Bank to sell the Orange Bank Inverness branch banking office located in Citrus County. In this transaction, the purchaser will purchase the real estate and the improvements used for the branch, assume some deposit liabilities, pay no deposit premium, and acquire no loans. The sale to Old Florida National Bank is subject to regulatory approval and is expected to close in the first quarter of 2011. The customers of the Inverness office have been notified. All their accounts will remain open and they will not have to take any action.

In light of the current and anticipated sluggish economic growth and continuing high unemployment in the Central Florida market, Orange Bank is taking these actions to improve its operating efficiency by reducing costs while continuing to provide the highest level of service its customers have come to expect.

Orange Bank will record a charge of about $1.5 million in the fourth quarter of 2010, which is primarily due to early buy-outs on leases, a reduction in its workforce, and a valuation adjustment on the Inverness branch.

Teague Gilliland, Orange Bank’s Chief Operating Officer, is available at (407) 321-2926 to answer customer questions. All other inquiries should be directed to Charlie Brinkley, Orange Bank’s Chief Executive Officer, at (407) 321-3233.

Caution Regarding Forward Looking Statements

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially.  The following factors, among others, could cause our actual results to differ:  the loss of key personnel; the accuracy of our financial statement estimates and assumptions; and the satisfaction of customary closing conditions set forth in the agreement between the parties, including regulatory approval. Additional factors can be found in our filings with the Securities and Exchange Commission, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this press release are as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.